Exhibit 99.1
MoneyGram Announces Election of Three New Directors to the Board

MoneyGram elects Alka Gupta, Francisco Lorca and Julie E. Silcock, three executives with diverse experience across fintech, global payments, enterprise technology and investment banking industries

DALLAS, Feb.24, 2021 /PRNewswire/ -- MoneyGram International, Inc. today announced the election of Alka Gupta, Co-Founder of and current Director at globaliD, Inc., a venture-backed company building a portable and interoperable identity platform leveraging the blockchain, Francisco Lorca, Founder and CEO of EthosData, a global provider of cloud-based virtual data room services, and Julie E. Silcock, Senior Advisor at CDX Advisors, a tech-enabled investment bank, to the MoneyGram Board of Directors, effective February 23, 2021. The new members will bring diverse career experiences across the fintech, global payments, enterprise technology and investment banking industries to the Board.

"We are very pleased to welcome Alka, Francisco and Julie as new directors to the MoneyGram Board," said Alex Holmes, MoneyGram Chairman and CEO. "Coming off of a remarkable and record-breaking year that truly demonstrated the strength of our digital transformation, these three join MoneyGram at an exciting time. We look forward to benefiting from their diverse expertise and experiences. The addition of these directors complements the skills, experience and perspective of our established board, and we are confident that they will provide valuable insight as we continue to execute our purpose-driven growth strategy to mobilize the movement of money.”

Ms. Gupta was a Co-Founder of and former President at globaliD, Inc., where she currently still serves on the Board. During her tenure as Co-Founder and President, she led globaliD’s growth including building a high-quality team, launching a cutting-edge product and signing on first digital wallet customers. Prior to this, she was an executive at eBay/PayPal as Head of Strategy for eBay Marketplaces building new growth strategies in areas such as mobile commerce and cross-border payments. Ms. Gupta earned her M.B.A. from The Wharton School and holds a B.S. degree from Case Western Reserve University.

Mr. Lorca founded and currently serves as the CEO of EthosData. Prior to founding EthosData, Mr. Lorca held executive and leadership positions with Startupbootcamp FinTech, First Data International, Teknoland, GE Capital Europe and McKinsey & Company. Mr. Lorca has a M.B.A. degree and holds a B.S. degree in Business Administration from California State University.

Ms. Silcock currently serves as a Senior Advisor at CDX Advisors where she is involved in strategic advisory M&A and capital raising activities primarily for growth-oriented companies in the Southwest. Ms. Silcock has over 35 years of Capital Markets and M&A experience, having previously served as Co-Head of Southwest Investment Banking at Houlihan Lokey and, prior to that, having founded and acted as Head of Southwest Investment Banking at Citigroup. Ms. Silcock earned her M.B.A. from Stanford Graduate School of Business and holds a B.A. degree from Princeton University. She currently also serves on the boards of Overseas Shipholding Group, Inc. (OSG –NYSE), a crude oil and petroleum shipping company, and JC Skincare, a privately held beauty company.

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About MoneyGram International, Inc.

MoneyGram is a global leader in cross-border P2P payments and money transfers. Its consumer-centric capabilities enable family and friends to quickly and affordably send money in more than 200 countries and territories, with 90 now digitally enabled.

MoneyGram leverages its modern, mobile, and API-driven platform and collaborates with the world's leading brands to serve millions of people each year through both its walk-in business and its direct-to-consumer digital business.

With a strong culture of innovation and a relentless focus on utilizing technology to deliver the world's best customer experience, MoneyGram is leading the evolution of digital P2P payments.

For more information, please visit ir.moneygram.com and follow @MoneyGram.

Media Contact
Stephen Reiff
media@moneygram.com